UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	January 10, 2006
Date of earliest event reported:	January 4, 2006

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Pierce Road

Itasca, Illinois 60143

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On January 4, 2006, management of OfficeMax Incorporated (the “Company”), with the support of the board of directors, approved a plan to exit or consolidate certain operations.  Management’s plan includes closing underperforming retail superstores, ceasing operations at the Company’s wood-polymer building materials facility near Elma, Washington and other restructuring activities.  The following descriptions of these actions include estimates of (i) the costs and expenses expected to be incurred and (ii) the expected time to completion of each action.  These estimates are subject to change as the various activities are finalized.  Some of the charges and expenses expected to be incurred in connection with management’s plan will be recorded in the fourth quarter of 2005; however, the majority of the charges and expenses will be recognized in subsequent periods.  Tables indicating the allocation of these charges and expenses between cash and non-cash items and between recognition in fourth quarter 2005 and subsequent periods are set forth at the end of this Item.

Retail Store Closures

The Company intends to close 110 underperforming, domestic superstores during the first quarter of 2006.  The Company regularly reviews its real estate portfolio to identify underperforming facilities and closes those facilities that are no longer strategically or economically viable.  The estimated pretax costs and expenses of these store closures total approximately $141 million, including $16 million of inventory liquidation and other closure costs, $12 million of asset write-offs and impairment, $5 million of severance costs and $108 million in estimated future lease obligations.  The provision for estimated future lease obligations represents the estimated fair value of the obligations and is net of anticipated sublease income.  Taking into account the store closings announced today and OfficeMax’s plans to open up to 70 stores in 2006, OfficeMax expects to end 2006 with approximately 887 domestic retail stores.

Wood-polymer Building Materials Facility

In December 2004, the board of directors authorized management to pursue the divestiture of the Company’s wood-polymer building materials facility near Elma, Washington.  The board of directors and management had concluded that the facility no longer fit with the Company’s strategic direction.  During the fourth quarter of 2004, the Company tested the recoverability of the long-lived assets of the facility in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and recorded a $68 million pretax charge for the write-down of impaired assets.  The Company also recorded $26 million of tax benefits associated with the write-down.  Management has concluded that the Company is unable to attract a strategic buyer in the near term and plans to cease operations at the facility in the first quarter of 2006.  The estimated pretax costs and expenses to exit this business total approximately $41 million, including $24 million of asset write-offs and impairment, $11 million of lease and contract termination costs and $6 million of other closure and exit costs, including severance.  The costs and expenses to exit this business will be reflected as discontinued operations in the Company’s income statement.

Other Restructuring Activities

During the fourth quarter of 2005, the Company expects to record pretax costs and expenses of approximately $5 million related to other restructuring activities in the Company’s international operations.  These costs and expenses primarily represent severance for positions eliminated as a result of several efficiency initiatives as well as costs and expenses incurred to close five retail stores in Canada in the fourth quarter of 2005.

Allocation of Charges and Expenses

The table below summarizes the type of charges and expenses expected to be incurred for the exit activities described above and identifies the current and future cash expenditures for each.  Actual amounts of charges and expenses and cash expenditures may vary when final plans are implemented.  In addition to the cash expenditures included in the table below, the Company intends to terminate a capital lease related to the wood-polymer building materials facility which will require a cash expenditure of approximately $27 million in the first quarter of 2006.  This capital lease is currently reflected as debt on the Company’s balance sheet.

($ in millions)	Total	Current Cash	Future Cash	Non-Cash
Asset Write-offs and Impairment	$36	—	—	$36
Inventory Liquidation	13	—	—	13
Lease Obligations and Contract Terminations	120	$53	$67	—
Severance	9	9	—	—
Other	9	9	—	—
Total	$187	$71	$67	$49

In the table above, “Current Cash” means that the charge is expected to require payment of cash during 2006.  “Future Cash” relates to the payment of lease obligations over their remaining scheduled lease terms beyond 2006, and is net of anticipated sublease income.  Some of the lease obligations may be settled earlier if appropriate termination agreements can be negotiated.

The table below summarizes the charges and expenses expected to be incurred for the exit activities by the period in which they are expected to be recognized in the Company’s income statement.  Actual timing and amounts may vary when final plans are implemented.

($ in millions)	Total	Fourth Qtr. 2005	First Qtr. 2006
Continuing Operations	$146	$17	$129
Discontinued Operations	41	29	12
Total Charges	$187	$46	$141

ITEM 2.06 MATERIAL IMPAIRMENTS

The Company reviews its long-lived assets for possible impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable by the undiscounted future cash flows expected to be generated by the asset over its remaining useful life.  If impairment exists, the carrying amount of the asset is reduced to fair value, or fair value less the cost to sell, depending upon whether the asset is held for use or disposal, respectively.  The Company evaluates possible impairment of long-lived assets for each of its retail stores individually based on management’s estimate of the store’s future earnings before interest, taxes, depreciation and amortization.

On January 4, 2006, management, with the support of the board of directors concluded that a non-cash impairment charge of approximately $6 million should be recorded during the fourth quarter of 2005 to reduce the carrying value of long-lived assets in certain of its retail stores to their recoverable value based on an analysis of estimated future cash flows.

Also during the fourth quarter of 2005, the Company expects to record a non-cash charge of approximately $9 million to write-off certain deferred software costs and other assets that are not expected to provide future benefit.

The discussion of asset write-offs and impairments for stores that the Company intends to close during the first quarter of 2006 and the building materials facility near Elma, Washington discussed in ITEM 2.05 above are incorporated herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 10, 2006

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel